Exhibit 23.8
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use of our report dated November 8, 2006, except as to Note 9 (f) which is as of November 24, 2006, relating to the consolidated financial statements of Tone Resources Limited for the years ended August 31, 2006 and 2005, which appears in Registration Statements numbered 333-138233, 333-138271, 333-138272 and 333-138633 on Form S-4 and the related prospectuses for U.S. Gold Corporation and U.S. Gold Canadian Acquisition Corporation and the Definitive Proxy Statement on Schedule 14A for U.S. Gold Corporation (File Number 000-09137) (collectively the “SEC Filings”). We also consent to the reference to us under the heading “Experts” in the Documents and any amendments thereto.

Vancouver, Canada December 12, 2006	/s/ Amisano Hanson Chartered Accountants